Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of enVVeno Medical Corporation on Form S-8 (File No. 333-279293) and Form S-3 (File No. 333-273546, File No 333-275187, File No. 333-252874 and File No. 333-248865) of our report dated February 27, 2025 with respect to our audits of the consolidated financial statements of enVVeno Medical Corporation as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, which report is included in this Annual Report on Form 10-K of enVVeno Medical Corporation for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP
New York, NY
February 27, 2025